For Immediate Release

Contact: Accrue Software, Inc. Jonathan Becher Chief Executive Officer Or Greg Carson Chief Financial Officer (510) 580-4500	Howard Kalt Kalt Rosen & Co. (415) 397-2686

ACCRUE SOFTWARE ANNOUNCES RECEIPT OF NASDAQ DELISTING
LETTER & INTENT TO APPEAL

FREMONT, Calif., August 15, 2002 – Accrue Software, Inc. (Nasdaq: ACRU), a provider of enterprise-level Internet analytics software, today announced that on August 14, 2002 it received a letter from the Nasdaq staff stating that the Company has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on the Nasdaq SmallCap Market, as required by Nasdaq Marketplace Rule 4450(a), and as a result the common stock is subject to delisting.

         The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. Although there can be no assurance that the Panel will grant the request for continued listing by the Company, the hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision.

About Accrue Software
Accrue Software®, Inc (ACRU) is a provider of Internet analytics solutions that help companies worldwide understand, influence, and respond to Internet customer behavior. Accrue’s products are designed to enable companies to increase the effectiveness of Internet marketing and merchandising initiatives, better manage customer interactions across multiple channels, and streamline business operations. With Accrue’s solutions, companies transform volumes of complex Internet data into actionable information that executives and managers can use to drive key business decisions and improve the return on their Internet investment. Accrue’s customers include industry leaders such as

Citicorp, Dow Jones & Company, Eastman Kodak, Lands’ End, Macy’s, Lycos Europe, and Deutsche Telekom.

Accrue Software was founded in 1996 and is headquartered in Fremont, California, with regional sales offices throughout the U.S. and international headquarters in Cologne, Germany. Accrue has strategic application and platform partnerships with leading technology companies such as IBM, Oracle, Sun Microsystems, BroadVision, ATG and Vignette. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at www.accrue.com.

Except for the historical information contained herein, the matters discussed in the news release are forward-looking statements that involve risks and uncertainties that could cause actual outcomes to differ materially from those in such forward-looking statements. These forward-looking statements are made only as of the date of this press release, and Accrue undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you should not place undue reliance on these and other forward-looking statements. Such risks and uncertainties include, but are not limited to the possible delisting of the Company’s common stock from the Nasdaq SmallCap Market in the event the Nasdaq Hearings Panel refuses to grant our request for continued listing as a result of our failure to meet the minimum bid price requirement or other Nasdaq minimum listing requirements, the insufficiency of current cash resources to fund operations necessary to continue as a going concern and reach positive cash flow, the impact of concerns about our financial viability that may affect our ability to close sales transactions with current and prospective customers, the Company’s inability to obtain additional financing on acceptable terms, if at all, especially in the uncertain market climate, or to implement or negotiate such other arrangements to improve our cash position. These and other risk factors are described in detail in the Company’s Registration Statement on Form S-1, and in the Company’s other filings, which are on file with the Securities and Exchange Commission (http://www.sec.gov).

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